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                                                                      EXHIBIT 15

                                  June 2, 1998

Sysco Corporation:

     We are aware that Sysco Corporation has incorporated by reference in this Registration Statement on Form S-3 its Forms 10-Q for the quarters ended September 27, 1997, December 27, 1997, and March 28, 1998, which include our reports dated November 5, 1997, February 6, 1998, and May 11, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                            Very truly yours,

                                            ARTHUR ANDERSEN LLP